EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

MDRNA, Inc.

We consent to incorporation by reference in the registration statements (Nos. 333-44035, 333-59472, 333-62800, 333-72742, 333-108845 and 333-148771, No. 333-164326) on Forms S-3 and (Nos. 333-28785, 333-46214, 333-49514, 333-92206, 333-92222, 333-118206, 333-126905, 333-135724, 333-146183 and 333-153594) on Forms S-8 of MDRNA, Inc. of our report dated March 23, 2010, with respect to the consolidated balance sheets of MDRNA, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and comprehensive loss, and cash flows for each of the years in the two-year period ended December 31, 2009, which appears in the December 31, 2009 annual report on Form 10-K of MDRNA, Inc. Our report dated March 23, 2010 refers to the Company’s change in method of accounting for warrants no longer considered indexed to the Company’s own stock effective January 1, 2009 and contains an explanatory paragraph that states that the Company has incurred recurring losses, has had recurring negative cash flows from operations, and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/    KPMG LLP

Seattle, Washington

March 23, 2010